UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006

VIVID LEARNING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116255	42-1623500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

723 The Parkway Richland, Washington 99352
(Address of principal executive offices) (Zip code)

(509) 943-5319
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The following news article was released for publication on October 25, 2006 in the Tri-City Herald, a local newspaper.

Tri-City Herald: Breaking news Page 1 of 1

TRICITYHERALD.COM

Visit the Tri-City Herald

Perma-Fix moves to buy Nuvotec, PEcoS

This story was published Tuesday, October 24th, 2006

By Annette Cary, Herald staff writer

Perma-Fix Environmental Services announced Tuesday it has signed a letter of intent to acquire Nuvotec USA and its subsidiary, Pacific EcoSolutions, both of Richland.

Nuvotec, formed in 1995, has 175 employees and annual revenues approaching $20 million, according to the company's Web site.

For more information, read Wednesday's Herald.

Get the entire Tri-City Herald delivered to you at home - subscribe now.
Call 509-586-2138 or 800-750-4967
6 a.m.-5:30 p.m. Monday-Friday
7-12:00 p.m. Saturdays
7-10:30 a.m. Sundays and holidays

© 2005 Tri-City Herald, Associated Press and other wire services.

http://www.tri-cityherald.com/tch/local/breaking/v-printer/story/8338691p-8234756c.html 10/24/2006

Business

WEDNESDAY, OCTOBER 25, 2006 TRI-CITY HERALD B5

Waste treatment firm may be sold

Nuvotec, responsible for some Hanford waste cleanup work, to be bought by Perma-Fix

By Annette Cary
Herald staff writer

Nuvotec and Pacific EcoSolutions of Richland may be bought by Perma-Fix Environmental Services, a publicly traded firm that has done some Hanford cleanup work.

On Tuesday, Perma-Fix announced it had signed a letter of intent to buy privately owned Nuvotec and Pacific EcoSolutions, or PEcoS, a wholly owned subsidiary of Nuvotec.

Proposed terms of the sale include $7 million in shares of Perma-Fix common stock, assuming some debt and an undetermined cash payment, based on the amount of debt.

Perma-Fix is interested in PEcoS' existing contracts to treat waste at the Hanford nuclear reservation and its hazardous waste permits and licenses, Louis Centofanti, Perma-Fix chief executive, said in a statement.

"Moreover, the PEcoS facility expands our West Coast presence, increases our treatment capacity and is located adjacent to the Hanford site," he said. "By nearly all estimates, the Hanford site will be one of the most expensive of all the DOE's nuclear weapons facilities to remediate."

PEcoS accounts for about 70 percent of Nuvotec's business, which also includes some engineering consulting, including computer modeling and laboratory information management systems.

Vivid Learning Systems, a majority-owned subsidiary, is not included in the possible sale.

PEcoS, which Nuvotec acquired from bankrupt Allied Technology Group in 2003, uses a thermal system to treat low-level radioactive waste and similar waste mixed with hazardous chemicals.

The low-level radioactive waste facility covers about 13 acres and can treat more than 8 million pounds of solid, liquid and wet waste annually. The mixed radioactive and hazardous chemical waste treatment facility occupies 5 acres and has a permit for the treatment of the highly regulated wastes at a capacity of about 21 million pounds of waste annually.

Nuvotec formed in 1995 as a seven-person technical services and consulting company. It now employs about 175 people, including Vivid Learning employees, and has annual revenues approaching $20 million, according to its Web site. It's owned by more than 300 shareholders.

The technology available for waste treatment would substantially increase under Perma-Fix, said Bob Ferguson, president of Nuvotec and PEcoS. Centofanti has been a pioneer in the development of treatment technology for hazardous and radioactive waste, Ferguson said.

Perma-Fix Environmental Services of Atlanta, provides industrial, engineering and nuclear services. The major focus of its nuclear services is treatment of mixed radioactive and hazardous chemical waste.

Perma-Fix has done some Hanford work, but has a larger presence at DOE's nuclear site in Oak Ridge, Tenn.

Among the company's Hanford projects has been treating drums of uranium shavings packed in oil that were discovered buried near the Columbia River in 1998. It also was awarded a $23 million Fluor Hanford subcontract two years ago to treat low-level radioactive waste mixed with organic solvents. Much of the waste is equipment and protective clothing contaminated by work with Hanford's 177 underground tanks of radioactive waste.

"We believe that Perma-Fix's mixed waste treatment capabilities are unparalleled in the industry," Ferguson said in a statement. "We look forward to combining our existing facilities, licenses and contracts at Hanford, with Perma-Fix's state of the art technologies."

If the sale goes through, Ferguson would serve on the Perma-Fix board.

■ Reporter Annette Cary can be reached at 582-1533 or via e-mail at acary@tricityherald.com.

Item 8.01 Other Events.

The following news article will be released for publication on October 31, 2006 or November 1, 2006 in the Tri-Cities Tech Biz Update, a local email newsletter published by Battelle, Pacific Northwest National Laboratory.

“Nuvotec acquisition under way ~ ~

Perma-Fix Environmental Services (http://www.perma-fix.com), a public company headquartered in Atlanta, has signed a letter of intent to acquire Nuvotec USA (http://www.nuvotec.com) and its subsidiary, Pacific EcoSolutions (http://www.pacificecosolutions.com), both of Richland.  Nuvotec is a technology commercialization and technical services company offering environmental management services and web-based training. Formed in 1995, it has 175 employees and annual revenues approaching $20 million, and is owned by more than 300 shareholders.   Pacific EcoSolutions, or PEcoS, has contracts to treat waste from the Hanford Site.  Vivid Learning Systems, a Nuvotec subsidiary, would not be included in the sale.  Additionally, the Nuvotec USA Engineering and Technical Services business line has been transferred to Vivid Learning Systems.  Contact Sandy Muller at (509) 943-5319 or sandymuller@nuvotec.com.

Andrea McMakin
Economic Development Office ▪ Pacific Northwest National Laboratory
P: 509/372.6013 ▪ andrea.mcmakin@pnl.gov
www.pnl.gov/edo”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVID LEARNING SYSTEMS, INC.
Date: October 27, 2006	By:	/s/ Christopher L. Britton
	Name:	Christopher L. Britton
	Title:	Chairman of the Board